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                                                                    Exhibit 23.3


                            INDEPENDENT AUDITOR'S CONSENT


    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-2 No. 333-_____) and related Prospectus of Premier Parks Inc. for the registration of 1,150,000 shares of its common stock and to the incorporation by reference therein of our report dated January 25, 1995, except as to note 13 which is as of August 29, 1995, with respect to the consolidated financial statements of Funtime Parks, Inc. and subsidiaries included in the Registration Statement (Form S-2 No. 333-16573) and related Prospectus of Premier Parks Inc. for the registration of 5,750,000 shares of its common stock.



                             Ernst & Young LLP

Akron, Ohio
January 27, 1997